Exhibit 107

Calculation of Filing Fee Tables

Schedule 14C

(Form Type)

SNAP ONE HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$877,938,428.25(1)(2)(3)	0.00014760	$129,583.71(4)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$877,938,428.25
Total Fees Due for Filing			$129,583.71
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$129,583.71

1.	Title of each class of securities to which transaction applies: Snap One Holdings Corp. common stock, par value $0.01 per share (“Common Stock”).

2.	In accordance with Exchange Act Rule 0-11 and solely for the purpose of calculating the filing fee, the aggregate number of securities to which the transaction applies is estimated to be 81,668,691 shares of Common Stock in the aggregate, consisting of (a) 76,535,644 shares of Common Stock outstanding (which includes 61,543 restricted shares of Common Stock); (b) 3,566,810 shares of Common Stock underlying time-based restricted stock units (excluding Phantom RSUs (as defined below)); (c) 1,542,760 shares of Common Stock underlying performance-based restricted stock units (“PSUs”) (assuming achievement of any applicable performance criteria at actual performance levels for PSUs for which the performance period has been completed as of May 10, 2024 and at maximum levels for all other PSUs); and (d) 23,477 shares of Common Stock related to cash-settled restricted stock units (“Phantom RSUs”).

3.	In accordance with Exchange Act Rule 0-11 and solely for the purpose of calculating the filing fee, the proposed maximum aggregate value of the transaction was calculated, as of May 10, 2024, based on the sum of (a) 76,535,644 shares of Common Stock outstanding multiplied by $10.75 per share; (b) 3,566,810 shares of Common Stock underlying time-based restricted stock units (excluding Phantom RSUs) multiplied by $10.75 per share; (c) 1,542,760 PSUs (assuming achievement of any applicable performance criteria at actual performance levels for PSUs for which the performance period has been completed as of May 10, 2024 and at maximum levels for all other PSUs) multiplied by $10.75 per share; and (d) 23,477 shares of Common Stock related to Phantom RSUs multiplied by $10.75 per share.

4.	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (3) above multiplied by 0.00014760.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	—	—	—	—	—	—	—
Fee Offset Sources	—	—	—	—	—	—	—